Exhibit 10.3
WOLVERINE WORLD WIDE INC.
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made by and among Wolverine World Wide, Inc., acting on behalf of itself and its affiliates, subsidiaries, and related companies (collectively, the “Company”) and Todd Spaletto (the “Employee”).

WHEREAS, the Employee’s employment by the Company is expected to end on May 30, 2020; and
WHEREAS, the Company and the Employee wish to fully and finally settle and resolve any and all claims, differences, and disputes between them, including, but not limited to, claims arising out of the or relating to the Employee’s employment, terms and conditions of employment, separation from employment or any other event, transaction, or communication between the Company and the Employee; and
WHEREAS, the Company desires to provide the Employee with certain separation benefits in exchanges for the Employee’s execution of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:
1.    Conclusion of Employment. The Employee’s employment by the Company shall end on the Separation Date identified in Exhibit A, and the Employee shall continue receiving base salary and benefits through that date. Following the Separation Date, the Employee shall have no rights to any compensation, severance, or other benefits not expressly provided in this Agreement.
2.    Employee’s Separation Payment. Subject to the Employee complying with all of the Employee’s obligations under this Agreement, the Company will pay the Employee severance compensation in the total amount of the Separation Payment identified in Exhibit A, less all applicable deductions for federal, state, and local taxes, social security, wage withholding, and other taxes, subject to the qualification in the following paragraph.
The “Separation Payment Period” shall begin on the Effective Date and shall end on the date of the last scheduled installment of the Separation Payment. Should the Employee begin new employment, including any consulting, independent contractor, or similar type of arrangement, prior to the end of the Separation Payment Period, the Company’s obligation to pay any of the installment payments not yet paid shall immediately cease and the Company’s obligation under this Agreement to pay any Separation Payment shall be capped at the amount paid prior to the date the Employee began new employment. The Company shall pay the Employee for all accrued, unused vacation, less applicable deductions for federal, state, and local taxes, social security, wage withholding, and other taxes.

The Separation Payment will be made after the “Effective Date” of this Agreement as defined in Section 18.

3.    Outplacement Assistance. The Company will pay for outplacement assistance for the Employee as set forth in Exhibit A. If Exhibit A does not state any outplacement assistance or states that outplacement assistance is not included as a separation benefit, then the Company is under no obligation to provide outplacement assistance to the Employee.
4.    Outstanding Balances. Prior to the Effective Date, the Employee will reimburse the Company for any outstanding personal expenses the Company paid on behalf of the Employee. The Employee shall pay any balances outstanding for personal purchases or expenses charged to any Company credit card or any business expenses already reimbursed. If the Employee does not pay these expenses, or any other amounts due to the Company, in full on or before the Effective Date, the Employee consents to the Company deducting these amounts from the Employee’s last paycheck or offsetting these amounts against any Separation payments or other payments due to the Employee.
5.    Equity Awards.
(a)    The Employee is not and shall not be eligible for or entitled to any awards of stock or other equity or equity-based incentives after the Separation Date.
(b)    The Employee acknowledges and understands that: (i) any restricted stock or other equity awards (including any time-vested and performance-based stock) for which the restrictions have not lapsed as of the Separation Date shall be forfeited to the Company in accordance with the terms of the applicable stock agreements and plans; and (ii) any stock options or other equity awards that have not vested as of the Separation Date shall be forfeited to the Company in accordance with the terms of the applicable option agreements and plans.
6.    Other Benefits; Health Insurance Coverage.
(a)    All of the Employee’s Company benefits, including, but not limited to, employee discount, long-term disability, short-term disability and life insurance coverage will cease as of the Separation Date, except to the extent explicitly set forth in this Agreement. The Employee will not continue to earn vacation or other paid time off after the Separation Date. The Employee’s right to contribute to the Company’s 401(k) plan shall cease as of the Separation Date, in accordance with the terms of that plan.
(b)    Employee will not be eligible for any bonus for fiscal year 2020, including but not limited to any bonuses under the Company’s Administrative Bonus Plan, Amended and Restated Executive Short-Term Incentive Plan, or Amended and Restated Executive Long-Term Incentive Plan. Employee will remain eligible for the Company’s concierge medicine and financial counseling programs through the earlier of December 31, 2020, or the date the Company ceases offering those programs.

(c)    If enrolled as of the Separation Date, the Employee will be eligible for continued health care coverage, as permitted under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Provided the Employee timely elects to continue receiving group medical coverage and/or dental coverage pursuant to COBRA, the Company shall pay for the Employee’s COBRA coverage as of the Separation Date through the Company Contribution Termination Date set forth in Exhibit A. The Company’s obligation to pay for the Employee’s COBRA coverage, however, shall be reduced by the amount that the Employee will pay toward such coverage, which shall be equal to the amount of the Employee’s medical and/or dental coverage premiums as of the Separation Date. The Employee will be required to pay the Employee’s COBRA contributions directly to the Company’s COBRA administrator each month. As of the Company Contribution Termination Date, all continuing COBRA coverage shall be at the Employee’s sole election and expense. To the extent that the Employee begins new employment on or before the Company Contribution Termination Date, the Employee shall immediately notify the Company of such employment. In the event Employee becomes eligible for coverage through a new employer, the Employee shall elect such coverage. Upon the Employee electing such coverage, the Company’s obligation to pay for COBRA coverage shall immediately cease. If the Employee timely elects COBRA, the Employee may use any unused balance in the Employee’s Medical Flexible Spending Account.
Notwithstanding the foregoing, if the Employee is eligible for and timely enrolls in any other medical and/or dental insurance plan offered by the Company on or after the Separation Date, the Company shall pay the same amount for the same period of time towards such coverage as it otherwise would towards the Employee’s COBRA coverage under this Section 6(c).
The Company may substitute for its current health insurance plan and/or dental insurance plan such coverage and employee contribution requirements as are then being furnished by the Company to its similarly situated active employees.
7.    Return of Property. All documents, including memoranda, notes, records, reports, photographs, drawings, plans, papers, or other documents, samples or analyses, or electronically stored information, whether or not they contain Confidential Information, are the property of the Company and must be returned to the Company on or before the Separation Date. The Employee shall return to the Company all of its property in the Employee’s possession, including, but not limited to, keys, office equipment, credit cards, personal computers, files, correspondence, customer lists, business notes, documents and all other materials relating to the Company’s business on or before the Separation Date. The Employee shall not keep photocopies, facsimiles or electronically stored forms of any Company materials.
8.    Future Communications. Should inquiries be made of the Company regarding the Employee’s employment by the Company, the Company will limit the information it releases to the dates of the Employee’s employment and the positions held, except to the extent it is otherwise required by law to release information regarding the Employee’s employment.
9.    Non-Disparagement. The Employee shall not disparage or defame the Company, its directors, management, employees, products, or services, in any conversation, correspondence, or other form of communication, oral or written, and shall not do or say anything that could reasonably be expected to disrupt the good morale of the employees of the Company or otherwise harm the business interests, goodwill, or reputation of the Company.
10.    Compliance with Laws. The Employee acknowledges, affirms, represents, and warrants that at all times during the Employee’s employment by the Company, the Employee complied with all state and federal laws, conducted himself with the highest degree of fidelity to the Company, committed no acts of theft, embezzlement, misappropriation, insider trading, or other forms of misconduct contrary to the interests of the Company.
11.    Confidential Information. The Employee shall not use for personal benefit or another’s benefit, or disclose to anyone, any information obtained during the Employee’s employment by the Company that is not generally known to the public, including, but not limited to, technical data, methods, processes, software, compositions, equipment, research data, marketing and sales information, product design, development and sourcing information, personnel data, customer lists, books, records, reports, statements, financial and other data, and all the other know-how and trade secrets pertaining in any respect to the Company or the Company’s business or customers (collectively, “Confidential Information”). In addition, the Employee shall not disclose the terms or nature of this Agreement to anyone, except as strictly necessary to the Employee’s attorneys and tax advisors.
12.    Non-Solicitation. For the period beginning on the Separation Date and extending through the Non-Solicitation Termination Date set forth in Exhibit A, the Employee shall not, without the Company’s prior written consent, directly or indirectly: (a) solicit, hire, cause, or induce, or attempt to solicit, hire, cause, or induce any employee, agent, representative, or contractor of the Company who was an employee, agent, representative, or contactor of the Company as of the Separation Date, to terminate such person’s relationship with the Company or to become employed by any business or person other than the Company; (b) authorize, condone, solicit, or assist in the taking of such actions by any third party, including but not limited to a recruiter or future employer of the Employee; provided, however, that with respect to this Section, a general solicitation or advertisement not specifically targeted to or reasonably expected to specifically target such individuals will not be deemed in and of itself to violate the prohibitions of this Agreement; or (c) interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which Company or any affiliate was involved during the two (2) years prior to the Separation Date. Employee acknowledges and agrees that the restriction in this Section is reasonable in light of the Employee’s responsibilities with the Company and the scope of the Company’s business.
“Customer” is defined as any person, company, or business that placed a wholesale order with any of the Company’s brands during the two (2) years prior to the Separation Date.
13.    Enforcement of Covenants. The Employee acknowledges and affirms that the Employee has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Employee pursuant to Sections 9, 10, 11, and 12.  The Employee agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information, trade secrets, and other legitimate interests of the Company and its subsidiaries, affiliates, and related parties; that each of them is a significant and material provision of this Agreement, and serves as an inducement for the Company to enter into this Agreement; and that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area. The Employee further acknowledges that, were the Employee to breach any of the covenants contained in Sections 9, 10, 11, or 12, the damage to the Company would be irreparable.  The Employee therefore agrees that in the event of the breach or a threatened breach by the Employee of any of the provisions of Sections 9, 10, 11, or 12, the Company, in addition to any and all other rights remedies available to it at law or equity, shall be entitled to: (a) cease any payments set forth in this Agreement that would otherwise be paid to the Employee after the date of the breach under this Agreement; (b) State or federal court injunctive relief restraining the Employee from further violation of this Agreement, and ordering specific performance of the Employee’s obligations under this Agreement; (c) money damages suffered by the Company as a result of the Employee’s breach; and (d) reimbursement of court costs and attorney fees and costs reasonably incurred by the Company in securing the Employee’s compliance with this Agreement.
No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Employee’s employment relationship with the Company, shall operate to extinguish the Employee’s obligation to comply with Sections 9, 10, 11, or 12.
14.    Interpretation by Court. If any provision of this Agreement as applied to the Company or Employee or to any circumstance shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, that provision and determination shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The Company and the Employee agree that the provisions of this Agreement are reasonable and they intend this Agreement to be enforced as written. If, however, any provision, or part any part of a provision is held to be unenforceable because of its duration or the types of activities restricted by it, all parties agree that a Court of competent jurisdiction making such determination shall have and should exercise the power to (1) reduce the duration of the provision or types of activities restricted to the maximum duration permitted by applicable law; (2) delete specific words or phrases; and (3) enforce the provision in its reduced form.
15.    Waiver and Release. In consideration of the payments and benefits set forth in this Agreement, Employee, for herself/himself, her/his spouse (if any), their marital community (if any), and their respective heirs, estates, representatives, executors, successors and assigns, hereby fully, forever, irrevocably, and unconditionally releases and discharges the Company, its shareholders, affiliates, subsidiaries, parent companies, employee benefit plans, any co-employers or joint employers, their officers, directors, employees, agents, attorneys, administrators, representatives, successors, heirs, assigns, and all persons acting by, through, under, or in concert with them (collectively, the “Released Parties”), from any and all claims of whatever kind and nature, character, and description, whether in law or equity, whether sounding in tort, contract, federal, state and/or local law, statute, ordinance, regulation, common law, or other source of law, which she/he or they may have against them, or any of them, including any and all claims arising out of and/or in any way related to Employee’s employment with the Company or the circumstances of the termination of that employment, which could have arisen out of any act or omission occurring from the beginning of time to the Effective Date, whether now known or unknown, contingent or vested, whether anticipated or unanticipated, asserted or unasserted, at the time of execution of this Agreement or not, for any type of relief.
(a)    Included Statutes. This Release and Waiver includes but is not limited to, any and all claims, including claims arising under the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Uniformed Services Employment and Reemployment Act of 1994, the Equal Pay Act, the Rehabilitation Act, the Employee Polygraph Protection Act, the Sarbanes-Oxley Act (as applicable), the National Labor Relations Act, the Securities and Exchange Act of 1933 and 1934, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Michigan’s Elliot-Larsen Civil Rights Act, the Michigan Persons With Disabilities Civil Rights Act, the Massachusetts Fair Employment Practices Law, the Massachusetts Public Accommodations Act, Article 114 of the Massachusetts Constitution, and all other relevant local, state and federal statutes, rules, regulations, and applicable provisions of state constitutions.
(b)    Included Claims. This Agreement includes, but is not limited to, all claims for past due or future wages, overtime, compensation, minimum wages, damages, back pay, front pay, severance pay, meal and rest break compensation, penalties (including late payment penalties), liquidated damages, punitive damages, interest, attorneys’ fees, litigation costs, restitution, equitable relief, bonuses, vacation pay, medical insurance, life or disability insurance, and other benefits (except vested retirement benefits) and all claims for violation of any express or implied agreement, written or verbal, that occurred before the execution of this Agreement, or for any violation of any common law duty or statute.
In waiving and releasing any and all claims set forth in this Agreement, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known or believed to be true by the waivers and releases of this Agreement will remain effective in all respects – despite such different or additional facts – and even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts. Employee expressly, knowingly, and intentionally waives the benefits and rights of any statute, rule, doctrine, or common law principle of any jurisdiction whatsoever that provides that a general release does not extend to unknown claims.
The Employee further agrees that, except to enforce the terms of the Agreement and subject to the rights enumerated in Section 15(c), the Employee will not initiate or file, or cause to be initiated or filed, any complaint, suit, charge, or other proceeding asserting any of the released claims against the Company. The consideration offered herein is accepted by the Employee as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Employee expressly agrees that Employee is not entitled to and shall not receive any further recovery of any kind from, and that in the event of any further complaint, suit, charge or other proceeding whatsoever, except those to enforce the terms of the Agreement, based upon any matter released herein, the Company shall have no further monetary or other obligation of any kind to the Employee, including any obligation for any costs, expenses, and attorneys’ fees incurred by Employee or on Employee’s behalf.  THE EMPLOYEE AGREES TO WAIVE ANY RIGHT TO RECOVER MONETARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, BACK PAY, FRONT PAY, LIQUIDATED DAMAGES, PUNITIVE DAMAGES, AND/OR COMPENSATORY DAMAGES) IN ANY SUIT, COMPLAINT, CHARGE, OR OTHER PROCEEDING FILED BY THE EMPLOYEE OR ANYONE ELSE ON THE EMPLOYEE’S BEHALF.
(c)    Excluded Claims & Protected Rights. Notwithstanding the above, by signing this agreement, the Employee does not release and discharge: (i) file any claims that are not permitted to be waived or released under applicable law, including but not limited to, the right to file a charge with or participate in an investigation by the EEOC, claims for workers’ compensation, and claims for unemployment compensation;  (ii) any claim for breach of this Agreement or to challenge its validity under the ADEA; and (iii) any claims arising after the date on which the Employee signs this Agreement. Nor is this Agreement intended in any way to limit the Employee’s right or ability to: (i) bring a lawsuit against the Company to enforce the Company’s obligations under this Agreement; (ii) make any disclosure of information required by law; (iii) report a possible violation of any federal law or regulation to any government agency or entity including but not limited to the EEOC, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making disclosures that are protected under the whistleblower provisions of any law; or (iv) initiate, provide information to, testify at, participate, or otherwise assist, in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, such as the EEOC and SEC, any self-regulatory organization, or the Company’s legal, compliance, or human resources officers relating to an alleged violation of any federal, state, or municipal law.
(d)    This release shall not constitute a release by the Employee of any right by the Employee to be indemnified by the Company as provided by statute, the Company’s By‑Laws, or any Directors and Officers liability insurance policy maintained by the Company for any acts or omissions during the term of the Employee’s employment to the same extent the Employee would have had the right to be indemnified absent this release.
(e)    This waiver and release does not affect the Employee’s right to continue COBRA continuation coverage after the Company paid period, if any, of COBRA coverage.
16.    Retirement Plans. The parties recognize that the Employee may have certain vested interests in a “401(k)” retirement and/or other pension plan to which the Company has contributed on the Employee’s behalf. The waiver and release of claims set forth in Section 15 does not apply to the Employee’s vested interests in such plans.
17.    Opportunity for Review and Consultation. The Employee acknowledges having read this Agreement and understands all of its provisions. The Employee knowingly and voluntarily agrees to all of the terms and provisions of this Agreement. The Employee acknowledges that the Employee has had twenty-one (21) days to enter into this Agreement. If this Agreement was executed prior to the expiration of the twenty-one (21) day deliberation period, the Employee warrants such execution was voluntary and without coercion by the Company. The Company encourages the Employee to consult with an attorney regarding this Agreement. The Employee acknowledges that the Employee either has consulted with an attorney regarding this Agreement or has intentionally chosen not to exercise the right to do so.
18.    Effective Date; Revocation Period. The Employee has seven (7) days after signing this Agreement to revoke the Agreement and the Agreement will not be effective until that revocation period has expired (the “Effective Date”). Notice of revocation shall be in a signed document delivered to the Senior Vice President, Global Human Resources before the expiration of the revocation period.
19.    Disclosures and Subpoena.
(a)    The Employee agrees that the Employee will not, directly or indirectly, and without the Company’s prior written consent, voluntarily provide information, documents, or statements to any entity or person, including current or former employees of the Company (except the Employee’s counsel, tax preparer, and immediate family) regarding: (a) any other person’s employment with, or termination of employment from, the Company; or (b) any information or documents concerning the Company. In the event that a subpoena or other lawful process is properly served upon the Employee requiring production or disclosure of information or documents concerning the foregoing matters, the Employee shall promptly notify the Company, in accordance with the Notices provisions detailed herein, and shall provide it with copies of any subpoena or other process served upon the Employee. The Employee shall thereafter make such documents available to the Company for inspection and copying at a reasonable time and place designated by the Company prior to their production.
(b)    In the event that the subpoena or other process requires testimony or statements from the Employee, the Employee agrees to meet, telephonically or in person, with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to giving the testimony or the production of documents, for the purpose of discussing the same.
(c)    Nothing herein shall give the Company the right to control or dictate the content of any testimony given by the Employee, or any documents produced by the Employee pursuant to subpoena or other lawful process. It is understood that the Employee shall provide all information lawfully required of the Employee, but shall not waive any matters of attorney-client privilege without the Company’s express consent. In the event that the Company requires any information or testimony from the Employee in connection with any claim made against the Company, or any claims made by the Company against persons or entities not party to this Agreement, the Employee agrees to cooperate fully with and without cost to the Company, including: (a) appearing at any deposition, trial, hearing or arbitration; (b) meeting telephonically or in person with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to the giving of testimony, for the purpose of discussing such testimony; and (c) providing the Company with any relevant documentation in the Employee’s custody, control or possession. The Company will, however, pay for or reimburse the Employee for any reasonable expenses, not including attorneys’ fees, the Employee incurs in connection with such cooperation, provided the Company has agreed in advance to such expenses.

20.    Future Cooperation. The Employee agrees that, in the future, the Employee will cooperate with the Company and will respond to reasonable requests for information about the Company’s business activities during the period when the Employee was employed by the Company and will execute such documents that the Company requests in order to fulfill the Employee’s obligations hereunder.
21.    Assignment/Binding Effect. This Agreement is personal in nature as to Employee and the Employee may not assign the Agreement. The terms of this Agreement shall inure to the benefit of the Company and its successors and assigns.
22.    Amendment. The Company and the Employee may amend this Agreement only through a writing signed by both of them.
23.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan. The Company and the Employee irrevocably agree and consent to the exclusive jurisdiction of the Circuit Court for Kent County, Michigan for the resolution of claims, disputes and controversies under this Agreement.
24.    Voluntary Agreement. The Employee acknowledges and affirms that the Employee is signing this Agreement knowingly, voluntarily, and without any coercion or duress.
25.    Adequate Consideration. The Employee acknowledges and affirms that the payments and other benefits provided to the Employee under this Agreement exceed the nature and scope of that to which the Employee would otherwise have been entitled to receive from the Company, and constitute adequate consideration for the promises herein.
26.    Entire Agreement. This Agreement including Exhibit A constitutes the entire agreement between Employee and the Company with respect to the subject matter of this Agreement and supersedes all earlier agreements and understandings, oral and written, between the parties.

AGREED:	AGREED:
/s/ Todd Spaletto	/s/ Amy Klimek
Todd Spaletto Apr 10, 2020 Date	Wolverine World Wide, Inc. By: Apr 15, 2020 Date

EXHIBIT A
WOLVERINE WORLD WIDE INC.
SEPARATION AND RELEASE AGREEMENT

Employee	Todd Spaletto
Separation Date	May 30, 2020
Separation Payment
$218,076.84, which shall be paid in eighteen (18) equal installments of $12,115.38, less all applicable deductions for federal, state, and local taxes, social security, wage withholding, and other taxes, on the same bi-weekly schedule as salaried employees (“Separation Payment”).

Outplacement Assistance	The Company will pay for an outplacement program provided by a Company selected vendor, containing content and at a cost acceptable to the Company.
Company Contribution Termination Date	February 6, 2021
Non-Solicitation Termination Date	May 31, 2022